UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010 (June 4, 2010)

O'CHARLEY'S INC.
(Exact name of registrant as specified in its charter)

Tennessee	0-18629	62-1192475
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3038 Sidco Drive Nashville, Tennessee	37204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 256-8500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2010, Jeffrey W. Warne resigned as President and Chief Executive Officer of O’Charley’s Inc. (the “Company”), from its Board of Directors and from all other positions with the Company’s subsidiaries and other affiliates. In connection with Mr. Warne’s resignation, Mr. Warne and the Company have agreed that such resignation will be treated as a termination Without Cause (as defined in Mr. Warne’s Amended and Restated Employment Agreement dated as of June 3, 2009 (the “Employment Agreement”). The Company’s obligation to make severance payments to Mr. Warne in accordance with the Employment Agreement is conditioned upon Mr. Warne entering into an agreement with the Company waiving any claims against the Company.

The Company’s Board of Directors has appointed Philip J. Hickey, the Company’s Chairman of the Board, to serve as Interim President and Chief Executive Officer. A description of Mr. Hickey’s business background and experience is incorporated by reference to the Company’s Definitive Proxy Statement for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 29, 2010. While serving in such capacity, Mr. Hickey will be paid $50,000 per month for the months of June, July and August, 2010. Thereafter, he will receive a prorated portion of these amounts based on the portion of any month in which he continues his service as Interim President and Chief Executive Officer, pending conclusion of a search for Mr. Warne’s replacement. This compensation is in addition to what Mr. Hickey receives as a member of the Company’s Board of Directors and its chairman.

In connection with Mr. Hickey’s agreement to serve as Interim President and Chief Executive Officer, the Company also granted Mr. Hickey options to purchase 25,000 shares of the Company’s common stock at an exercise price equal to grant date fair value, which award is being reported with the Commission on Form 4.

Item 7.01. Regulation FD Disclosure.

On June 4, 2010, the Company issued a press release announcing Mr. Warne’s resignation. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release dated June 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.

By:  /s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Chief Financial Officer and Treasurer

Date: June 4, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 4, 2010